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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT


    We consent to the use in this Amendment No. 1 to Registration Statement No. 333-52539 of Global Health Sciences, Inc. on Form S-4 of our reports on the financial statements of D&F Industries, the combined financial statements of Raven Industries d/b/a Omni-Pak Industries and Affiliates and the combined financial statements of D&F Industries, Raven Industries d/b/a Omni-Pak Industries and Affiliates dated February 25, 1998, appearing in the Prospectus, which is part of this Registration Statement.


    We also consent to the reference to us under the headings "Selected Historical and Pro Forma Financial Data" and "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP

/s/ Deloitte & Touche LLP

Los Angeles, CA


July 9, 1998